EXHIBIT 14.1

PACIFIC VEGAS GLOBAL STRATEGIES, INC.

CODE OF CORPORATE AND EMPLOYEE CONDUCT

(POLICY OF BUSINESS ETHICS)

1.  ENFORCEMENT

This Code of Corporate and Employee Conduct is applicable and enforced to all divisions, departments and subsidiary companies of Pacific Vegas Global Strategies, Inc. (PVGS) and all employees of PVGS and its subsidiary companies, unless otherwise specified.

Each employee of PVGS and its subsidiary companies is responsible for adhering to this Code of Corporate and Employee Conduct in all matters related to PVGS business.

If you know or have reasonable grounds for suspecting that any illegal or unethical conduct has occurred or is being occurring or has been planned or is being planned by any employee(s) of the Company, you are expected to report it to the Company. You may give your report either to the manager in charge of your division, department or subsidiary company or directly to the Chief Executive Officer of the Company either by telephone or any written form. Your report, which may be anonymous, will be treated confidentially, and you will in no circumstances be penalized for making such a report.

For all managers of PVGS and its subsidiary companies, it is your additional responsibility to ensure that all employees reporting to you adhere to this Code of Corporate and Employee Conduct. While our corporate lawyers, financial controllers and internal auditors are available to assist you, the primary responsibility for compliance to this Code of Corporate and Employee Conduct rests on your shoulders, and this responsibility cannot be excused or delegated for any reasons.

To achieve policy compliance, it is your assignment to ensure that copies of this Code of Corporate and Employee Conduct are given to all employees under your supervision, that they are made fully aware of the importance of compliance and that they understand the procedures for reporting violations.

This Code of Corporate and Employee Conduct shall also be furnished to all non-employee agents, even though to the non-employee agents the enforcement of this Code of Corporate and Employee Conduct is to certain extent limited.

All employees of PVGS and its subsidiary companies shall familiarize themselves with the contents of and fully comply with this Code of Corporate and Employee Conduct. In case of any doubt, you shall consult the Office of Chief Executive Officer of the Company.

Employees breaching this Code of Corporate and Employee Conduct will be disciplined by actions range from issuance of a warning to suspension or termination of employment and may, depending on circumstances, be prosecuted under the Prevention of Bribery Ordinance and/or other applicable laws of the jurisdiction where the case is subject to.

2.  STANDARD OF ETHICS

PVGS believes that honesty, integrity, fairplay and conformity to applicable laws are not only essential company rules in business, but also essential company assets in business. It is therefore important for all of you to ensure that the Company’s business and its reputation will not be tarnished by dishonesty, disloyalty, corruption or contravention of applicable laws. The following guidelines set out the standards of conduct expected and explain how you should respond to different situations in business dealings.

As a PVGS employee, you must perform all of your duties in accordance with the highest ethical standards and in conformity with applicable laws. Under no circumstances may you directly or indirectly engage in any corrupt or illegal practice, including bribery, kickbacks or payoffs, fraud, false reporting or inside trading.

PVGS managers must take all actions necessary to ensure that no PVGS entity or employee engages in any conduct which does not measure up to this standard.

3.  SOLICITING OR ACCEPTING ADVANTAGES

Any employee soliciting or accepting an advantage in connection with his/her work without prior permission of the Company commits an offence under the Prevention of Bribery Ordinance. The offerer of such an advantage will also commit an offence. The term “advantage” is defined in the Prevention of Bribery Ordinance and includes gift, loan, fee, reward, office, employment, contract, service and favor.

Soliciting Advantages

It is a policy of PVGS to prohibit employees to solicit any advantage from clients, contractors, suppliers or any other persons in connection with company business.

Accepting Advantages

As a general rule, employees and their immediate families shall not accept any advantages from any third party in connection with PVGS business. Particularly, if the acceptance of an advantage could affect your objectivity of judgment or induce you to act against the Company’s interests, or if acceptance of an advantage could lead to questions or complaints of bias or impropriety, you shall decline to accept.

However, you could consider accepting an advantage only if it is voluntarily given, provided that

(1)  the acceptance will not influence your objectivity of judgment and your performance, and

(2)  you will not feel obliged to do something in return for the offeror, and

(3)  you are able to disclose and openly discuss the acceptance without reservation, and

(4)  the nature of the advantage given is kind of advertising or promotional gift, customary gift or lucky money or souvenir given during festive occasions and the value is not exceeding US$25 or HKDUS$200 that refusal could be seen as unsociable or impolite.

Other than the above specified, prior applications for acceptance of any advantages must be submitted to the Office of Chief Executive Officer for approval.

Offering Advantages

Under no circumstances should an employee of PVGS or its subsidiaries offer bribes to any person or company for the purpose of obtaining or retaining business. It is also illegal to offer advantages to influence public servants and bribes in relations to public contracts, tenders and auctions.

4.  POLITICAL AFFAIRS

PVGS encourages all employees as individuals to participate actively in the political affairs of your community and of your country. Such activities, however, must take place on your own time and at your own expense. In no circumstances shall the Company or any of its subsidiaries be in any political partizanship or become involved in any political campaigns or affairs. No corporate funds may be expended in support of or in opposition to any political candidates or political parties.

5.  CORPORATE ASSETS AND BUSINESS

Corporate funds and all other assets of PVGS and its subsidiary companies may only be used for legitimate, ethical business purposes. Employees handling funds and/or any other assets of PVGS or its subsidiary companies must assure that any and all corporate funds and other assets be recorded and reported completely and accurately, that no false entries or artificial corporate records or reports of funds and/or other assets are made, and that there are no unrecorded or unreported corporate funds or other assets.

PVGS and its subsidiary companies may only conduct legitimate, ethical business under applicable laws. Employees handling any business of PVGS or its subsidiary companies must assure that any and all corporate business that you have handled be recorded and reported completely and accurately, that no false entries or artificial corporate records or reports of business are made, and that there are no unrecorded or unreported business.

6.  CONDUCT WITH GOVERNMENT EMPLOYEES

Employees of PVGS or its subsidiary companies must refrain from offering gifts for personal use, gratuities, non-business related entertainment, or any type of advantages for personal benefits, to employees of any government authority or agency with which PVGS or any of its subsidiaries is doing business or from which PVGS or any of its subsidiaries is seeking business or under which business of PVGS or any of its subsidiaries is regulated.

It is strictly forbidden to authorize or make any payments or gifts to or for the benefits of any government employee for the purpose of obtaining or retaining business.

No management approval may be granted for token gifts, or travel, food and lodging expenses for any U.S. government employees for any business purposes, or to any non-U.S. government employees unless the government involved is aware of and concurs in this practice.

However, this policy does not prohibit offering a gratuity or reward to employees of a non-U.S. government for the purpose to obtain timely and friendly routine services to which the payor is legitimately entitled in countries where such practice is common.

7.  HUMAN RESOURCES

Employees are the most important asset of the Company. PVGS and its subsidiary companies are responsible for the development and maintenance of employee relations policies and programs.

Equal Employment Opportunity

PVGS and its subsidiary companies shall implement a policy for equal employment opportunity which shall be communicated periodically to all employees and reaffirmed annually.

Harassment-free Environment

Sexual harassment in any form must not be tolerated. All supervisors, managers, and executives of PVGS and its subsidiary companies must be alert to the possible presence of any sexual harassment in the workplace, take appropriate steps to prevent such harassment, and take necessary disciplinary actions if such harassment occurs.

Overseas entities of PVGS not subject to U.S. laws shall apply the intent and provisions of this policy consistent with the national and local laws of the jurisdiction.

Confidentiality of Employee Records

It is PVGS policy to safeguard the confidentiality of employee records. In PVGS and its subsidiary companies, only those employees having a substantial and legitimate business need to know may have access to an employee’s records. Any employee given access to such records must safeguard them and maintain the confidentiality of information acquired. Unauthorized access to and release of any employee’

Employment of Closely Related Persons

PVGS appreciates the tradition of family service by employing persons closely related to PVGS employees, but the overriding considerations in this matter are the issues of fairness and the avoidance of any perception of favoritism, and for such considerations, it is PVGS policy not to employ persons closely related to PVGS officers without prior written approval of the Chairman and Chief Executive Officer or Chief Financial Officer of the Company.

Other closely related persons may not be employed at PVGD or its subsidiary companies when such employment will create a situation in which one of the employees has effective control over any aspects of the other’s employment, or if the employees share responsibility for control or audit of significant business and/or assets of the Company.

8.  CONFLICT OF INTEREST

Employees of PVGS and its subsidiary companies are to exercise sound judgment guided by the highest personal standards of honesty and integrity in all matters related to company business. No employee may abuse a corporate position for personal advantages or to promote any actions contrary to the stated ethical standards of PVGS.

Conflict of interest situations arise when the personal interests of an employee compete or conflict with the interests of the Company. You shall attempt to avoid such situations, actual or potential, which may compromise your integrity or may give appearance of influencing your judgment in acting for the Company and put the Company’s interests and reputation at stake.

You must declare to the Company any family or personal relationships and all relevant facts of any financial interest, direct or indirect, which you or member(s) of your immediate family may have, in any business or other organization which may compete with the Company or with which the Company has business dealings.

Your report(s) on conflicts of interest shall be submitted to the manager in charge of your division, department or subsidiary company, who, when appropriate, will then consult with the Office of Chief Executive Officer of the Company for appropriate actions.

Outside Employment and/or Investment

Employee shall refrain from engaging in outside employment, business, investments or activities that might conflict with the Company interests. If you wish to take concurrent employment, either regular or on a part-time or consulting basis, you must seek the prior written approval from the Company before accepting such employment.

Your application for taking concurrent employment shall be submitted to the manager in charge of your division, department or subsidiary company, who, when appropriate, will then consult with the Office of Chief Executive Officer of the Company for appropriate instructions.

No employee shall use any assets, facilities, properties or working time of PVGS or any its subsidiary companies to promote non-PVGS business or any third parties’ interest without prior consent of the Company.

Entertainment, Loans and Gambling

Although entertainment is an acceptable pattern of business and social conduct, you are advised to turn down invitations to meals or entertainment that are excessive in nature or frequency, so as to avoid embarrassment or loss of objectivity when conducting the Company business.

You or your immediate family member(s) should not grant or guarantee a loan to, or accept a loan from or through the assistance of any individual or organization having dealing with the Company. There is, however, no restriction on normal bank loans.

You are advised not to engage in frequent and excessive gambling of any kind, including any casino games, Mahjong games, or sports wagering activities, particularly with person(s) having business dealings with the Company. In social games with clients, contractors or suppliers, you must exercise judgement in common sense and withdraw from any high stake games.

Sports wagering business is a business of PVGS operated by its subsidiary company Pacific Vegas International Ltd. (PVI) under a license. In no circumstances may an employee of PVGS or any of its subsidiary companies or his/her immediate family members exercise any wagering with PVI, whether directly or indirectly.

Handling Company Properties

Appropriation of company properties, including any assets of PVGS and/or its subsidiaries by any employee for personal use or for resale is strictly prohibited. In these cases, the Company may immediately, without notice or payment in lieu, dismiss the offending employee.

No employee shall take or approve any action resulting in incurring, or paying, the cost of anything from the Company’s funds if such an expenditure is not authorized or not reimbursable under the Company’s policy.

9.  CONFIDENTIAL CORPORATE INFORMATION

PVGS is required to make prompt disclosure of information that is material to existing and prospective investors in PVGS securities. It is a policy of PVGS to keep its shareholders and the investing public informed of all corporate matters necessary for making sound business decisions. The decision as to when such information is to be made public is the responsibility of management of the Company, and release of such information to the public may only be authorized by the Chief Executive Officer and Chief Financial Officer of the Company. It is the obligation of PVGS to ensure that such information is not to be used for the benefit of any individuals before it is disclosed to the public.

No employee of PVGS or its subsidiary companies may disclose any confidential corporate information gained in the course of his/her employment with PVGS or its subsidiary companies, particularly information regarding financial performance and/or business developments and/or capital transactions of a confidential nature, to any persons outside the Company without prior authorization of the Chief Executive Officer and Chief Financial Officer of the Company, or take advantage of or attempt to take advantage of such information to further personal interest of the employee or of his/her relatives or friends or any other persons. This prohibition includes the use of any such information in speculating or investing in securities. Employee conduct of using such information for inside trading of PVGS securities is absolutely prohibited.

Any PVGS employee who makes an oral or written statement on any subject for which he is not an authorized spokesman for PVGS must ensure that those who receive the statement, including the media are aware that the opinion is a personal one but not that of PVGS. Other than the authorized employees, spokesmen for PVGS may include non-PVGS personalities from any industry, including sports and entertainment, who promote or endorse PVGS or its products or services, and such spokesman for PVGS may be employed with prior approval of the Chief Executive Officer of the Company.

Employees of PVGS and its subsidiary companies are required to safeguard confidential corporate information affecting the market in PVGS securities and in securities of other companies in which PVGS has an interest and to comply with laws and regulations related to the timing of transactions in such securities.

Timing of Transactions in PVGS Securities

Directors, officers, and other employees of PVGS and its subsidiary companies must comply fully and in good faith with all laws and regulations and the highest ethical principles concerning the purchase and sale of PVGS securities.

Employees of PVGS and its subsidiary companies shall follow the advice of the Company’s legal counsel about the propriety of entering into a transaction involving PVGS securities. An employee entering into such a transaction to take advantage of confidential information is liable for dismissal by PVGS as well as criminal prosecution by U.S. authorities.

Once public disclosure of confidential corporate information has been made, employees of PVGS and its subsidiary companies shall wait a reasonable period of time after publication before undertaking any transactions based on that information, so that investors outside the company will have time to absorb and evaluate the disclosure.

Transactions by other persons who might be presumed to have access to confidential corporate information such as members of the families of PVGS employees, are governed by the same considerations as transactions by PVGS employees.

Directors, officers and executives of PCGS are required to obtain written clearance from the Corporate Secretary of PVGS before selling or purchasing PVGS equity securities except through exercise of an option under PVGS employee stock option plan.

10.  COMPLIANCE WITH ANTITRUST LAWS

It is a policy of PVGS to comply fully and in good faith with the antitrust laws, and it is practice of PVGS to promote healthy competition in open markets. Any conduct with competitors, tending either to fix prices or to agree directly or indirectly about the nature, extent or schedule or means of competition in any market for goods or services is prohibited.

Managers of PVGS and its subsidiary companies shall take responsibilities for full compliance with antitrust laws of the United States of America and jurisdictions where business of PVGS or its subsidiary companies is operated.

11.  COMPLIANCE TO APPLICABLE LOCAL LAWS

PVGS and its subsidiary companies are related to or engaged in an international sports wagering business subject to a license granted to PVI under the laws of the Commonwealth of Dominica. However, sports wagering business is also in most countries subject to particular local laws and regulations. Management of PVGS and its subsidiary companies must take responsibilities to ensure compliance to all applicable local laws and regulations in jurisdictions where our sports wagering business is operated.

PVGS and its subsidiary companies may only conduct legitimate business under applicable laws. It is our policy that PVGS and its subsidiary companies will conduct no activities which may be in any respects related to operations of sports wagering business in any jurisdictions where such operations may violate applicable local laws.

It is our policy that PVGS and its subsidiary companies will accept no orders for account opening and/or wager placing from any persons of any jurisdictions below the age of 18 years old, and accept no direct orders for account opening and/or wager placing from any persons located in the jurisdictions of U.S., Commonwealth of Dominica, Hong Kong, China or any other jurisdictions from which taking such orders may violate their existing laws.

Non-employee overseas agents for PVGS and its subsidiary companies are advised that it is your responsibility for compliance to all applicable laws and regulations of the jurisdictions where you conduct your agent business.

Non-employee overseas agents for PVGS and its subsidiary companies are advised that you must accept no orders for account opening and/or wager placing from any persons of any jurisdictions below the age of 18 years old, and accept no orders for account opening and/or wager placing from any persons located in the jurisdictions of U.S., Commonwealth of Dominica, Hong Kong, China or any other jurisdictions from which taking such orders may violate their existing laws.

12.  APPROVAL AND EFFECTIVENESS

This Code of Corporate and Employee Conduct shall be in effective immediately upon approval of the Chief Executive Officer and Chief Financial Officer of the Company.

This Code of Corporate and Employee Conduct may be amended from time to time at discretion of the Company, and such amendments shall be in effective immediately upon approval of the Chief Executive Officer and Chief Financial Officer of the Company.

APPROVED BY:

/s/ RAYMOND CHOU		/s/ RICHARD WANG
Raymond Chou		Richard Wang
Chief Executive Officer		Chief Financial Officer

Date:	June 1, 2003
Amended:	June 1, 2004

EMPLOYEE ACKNOWLEDGEMENT

(1)  I have received a copy and read the contents of this Code of Corporate and Employee Conduct, and

(2)  I understand and agree without conditions to the requirements of this Code of Corporate and Employee Conduct, and as an employee of PVGS, I will conduct my job duties in conformity to this Code of Corporate and Employee Conduct.

Date:	Signature:
(Employee’s Name)